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                                 UNITED STATES
                      SECURITIES AND EXCHANGE COMMISSION
                           Washington, D.C.  20549

                                 FORM 12b-25

                         NOTIFICATION OF LATE FILING

                                                 SEC File Number
                                                                  ------------

                                                 CUSIP Number
                                                                  -------------
(Check One)
[ ] Form 10-K and Form 10KSB  [ ] Form 20-F  [ ] Form 11-K
[X] Form 10-Q and Form 10QSB  [ ] Form N-SAR

    For Period Ended: June 25, 2000
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[ ] Transition Report on Form 10-K
[ ] Transition Report on Form 20-F
[ ] Transition Report on Form 11-K
[X] Transition Report on Form 10-Q
[ ] Transition Report on Form N-SAR

    For the Transition Period Ended: June 25, 2000
                                     -------------


If the notification relates to a portion of the filing checked above, identify the Item(s) to which the notification relates:




PART I -- REGISTRANT INFORMATION

                                   IMP, INC.
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Full Name of Registrant


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Former Name if Applicable

                            2830 North First Street
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Address of Principal Executive Office (Street and Number)

                           San Jose, California 95134
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City, State and Zip Code

PART II--RULES 12b-25(b) AND (c)

If the subject report could not be filed without unreasonable effort or expense and the registrant seeks relief pursuant to Rules 12b-25(b), the following should be completed. (Check box if appropriate)

         [X]              (a)     The reasons described in reasonable detail in
                                  Part III of this form could not be eliminated without unreasonable effort or expense;

         [X]              (b)     The subject annual report, semi-annual
                                  report, transition report on Form 10-K, Form
                                  20-F, 11-K, Form N-SAR, or portion thereof will be filed on or before the fifteenth calendar day following the prescribed due date; or the subject quarterly report or transition report on Form 10-Q, or portion thereof will be filed on or before the fifth calendar day following the prescribed due date; and

         [ ]              (c)     The accountant's statement or other exhibit
                                  required by Rule 12b-25(c) has been attached if applicable.
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PART III--NARRATIVE

State below in reasonable detail the reasons why the Form 10-K and Form 10-KSB, 20-F, 11-K, 10-Q and Form 10-QSB, N-SAR, or the transition report or portion thereof, could not be filed within the prescribed period. (ATTACH EXTRA SHEETS IF NEEDED)

The Company is currently in the process of engaging a new accounting firm. While IMP anticipates the new firm to be engaged within the next few days, in the meantime, an extension is necessary with respect to the Company's Form 10-Q for the quarter ended June 25, 2000.

                                         /s/ Sugriva Reddy
                                         -------------------------------------
                                         Sugriva Reddy
                                         President and Chief Executive Officer
                                         August 9, 2000


PART IV--OTHER INFORMATION

(1) Name and telephone number of person to contact in regard to this notification

                          Joy Leo                   408           434-1218
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                           (Name)               (Area Code)   (Telephone Number)

(2) Have all other periodic reports required under Section 13 or 15(d) of the Securities Exchange Act of 1934 or Section 30 of the Investment Company Act of 1940 during the preceding 12 months or for such shorter period that the registrant was required to file such report(s) been filed? If answer is no, identify report(s).

                 [X] Yes [ ] No


(3) Is it anticipated that any significant change in results of operations from the corresponding period for the last fiscal year will be reflected by the earnings statements to be included in the subject report of portion thereof?

                 [ ] Yes [X] No

                 If so attach an explanation of the anticipated change, both narratively and quantitatively, and, if appropriate, state the reasons why a reasonable estimate of the results cannot be made.

                                 IMP, INC..
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                  (Name of Registrant as specified in charter)

has caused this notification to be signed on its behalf by the undersigned thereunto duly authorized.

Date      August 9, 2000                By /s/ Joy Leo
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                                        Joy Leo
                                        Vice President, Finance, Administration
                                        and Chief Financial Officer